UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrara Place
4th Floor Suite 485
6200 South Syracuse Way
Greenwood Village, Colorado 80111
(Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2021, Rajiv Ahuja gave notice of his intention to resign from his position as President of StarTek, Inc. (the “Company”). Mr. Ahuja indicated to the Company that he intends to retire from ongoing full-time professional activities. Mr. Ahuja’s resignation is effective as of April 6, 2021.

Also on March 31, 2021, Mr. Ahuja entered into a Separation Agreement and General Release (the “Separation Agreement”), which addresses the payments and benefits to which Mr. Ahuja is entitled in connection with his resignation. Under the terms and conditions of the Separation Agreement, Mr. Ahuja is entitled to receive a payment of INR 67.98 million (approximately $927,530) in connection with his separation from service. The Separation Agreement contains a general release of any claims Mr. Ahuja may have relating to his employment. In addition, the Separation Agreement contains customary confidentiality and non-disparagement provisions, as well a covenant not to hire, solicit or engage with employees and customers for a period of 24 months.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Separation Agreement with Rajiv Ahuja dated March 31, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: April 5, 2021	By:	/s/ Aparup Sengupta
Aparup Sengupta
Global Chief Executive Officer